FOR IMMEDIATE RELEASE:  October 26, 2005

CONTACT:    Bradley T Nielson
            President and Chief Executive Officer
            Paul R. Killpack
            Chief Financial Officer
            MITY Enterprises, Inc.
            801-224-0589

                       MITY ENTERPRISES, INC. ANNOUNCES
                      RESULTS FOR SECOND FISCAL QUARTER
                   - - - - - - - - - - - - - - - - - - - -
                       DILUTED EPS INCREASES 36 PERCENT

OREM, UTAH - Bradley T Nielson, president and chief executive officer of MITY Enterprises, Inc. (NASDAQ: MITY), today announced operating results for the second quarter ended September 30, 2005.

Net sales for the second quarter totaled $14.1 million compared to $13.4 million a year ago, an increase of 5 percent. Net income was $1.4 million versus $1.1 million for the comparable period a year ago, an increase of 27 percent. Basic and diluted earnings per share for the recent quarter were $0.35 and $0.34, compared to the previous year's second quarter basic and diluted earnings per share of $0.27 and $0.25, an increase of 30 percent and 36 percent, respectively.

Net sales for the six months ended September 30, 2005 totaled $28.4 million compared to $25.4 million a year ago, an increase of 12 percent. Net income was up by 34 percent to $3.0 million versus $2.2 million for the comparable period a year ago. Basic and diluted earnings for the six-month period were $0.71 and $0.68, an increase of 37 and 39 percent over the previous year's six-month basic and diluted earnings per share of $0.52 and $0.49, respectively.

As compared to the second quarter of fiscal 2005, the increase in net sales reflected growth of 10 percent in the healthcare seating unit as well as 4 percent growth in the multipurpose room unit. International sales accounted for 15 percent of total sales. The increase in sales in the multipurpose room unit during the quarter was primarily attributable to growth in the education, church, and hospitality markets.

"We are pleased to report another strong quarter with increases in both sales and net income," said Nielson. "We continue to take advantage of the growth opportunities in many of our markets. In addition, our gross margins have improved now that we no longer have the high level of expenses related to our discontinued table project. We are particularly encouraged by the strong market acceptance of our multipurpose room chair lines as we experienced growth in these lines of 29 percent in the quarter. We are also very excited to begin production of two new chair lines during the December quarter - our SwiftSet Courtside(TM) folding chair and our SwiftSet HD(TM) high density stacking chair. These two new chair lines are evidence of the rapid progress we are making to broaden our product offering and meet the needs of more of our customers."

"During the quarter, material costing pressures again appeared on the horizon," noted Paul R. Killpack, chief financial officer. "Although these pressures do not currently appear to be as strong as we saw over a year ago, they still will affect our margins and will likely require us to implement a price increase on our product lines. Still, we believe that strong sales growth in the short term will continue and anticipate that sales will be up during the coming quarter by as much as 10 percent as compared to last year's December quarter."

The Company will host a follow-up live broadcast over the Internet to discuss the financial results at 4:30 PM Eastern Time today. The live web simulcast of the conference call will be available to the public online at www.mityinc.com or on StreetEvent's Individual Investor Center at www.streetevents.com. Listeners are encouraged to log on five to ten minutes prior to the start time to ensure participation from the beginning. A replay of the broadcast will be available within approximately one hour for a week following the call at the referenced websites.

Copies of the Company's 10-Q and report for the fiscal 2005 second quarter will be available online at www.mityinc.com.

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. MITY Enterprises focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture and healthcare seating. MITY's products are marketed under the Mity-Lite, Broda and Versipanel tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly
and through distributors.    For further information, visit MITY Enterprises
online at www.mityinc.com.

This press release contains forward-looking statements related to (a) the Company's belief that sales for the December quarter will be up as much as 10 percent as compared to last year's sales for the same period, and (b) the Company's views that increased costs for many of its raw materials will likely negatively affect gross margins. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) continued global economic uncertainty resulting from terrorism threats, current world tensions and related U.S. military actions and their potential impact on the Company's operations; (ii) uncertainty about market acceptance of any new products introduced by the Company; (iii) increased price and quality-based competitors particularly in the multipurpose room furniture segment; (iv) lack of available capital and other resources to develop or acquire and commercialize new products; and (v) the risks and uncertainties outlined in the Company's documents filed with the Securities and Exchange Commission. All forward-looking statements and other information in this press release are based upon information available as of the date of this release. Such information may change or become invalid after the date of this release, and, by making these forward-looking statements, the Company undertakes no obligation to update these statements after the date of this release.

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                          MITY Enterprises, Inc.
                     Unaudited Financial Highlights


                                        Three Months Ended
                                           September 30,
                                     2005                 2004
                                --------------       --------------

Net sales                         $14,053,000          $13,378,000

Income from operations              2,247,000            1,904,000

Pre-tax income                      2,188,000            1,815,000

Net income                          1,445,000            1,140,000

Basic earnings per share                $0.35                $0.27

Weighted average number of
 common shares-basic                4,072,105            4,296,892

Diluted earnings per share              $0.34                $0.25

Weighted average common and
 common equivalent shares-
 diluted                            4,220,247            4,486,206



                                         Six Months Ended
                                           September 30,
                                     2005                 2004
                                --------------       --------------

Net sales                         $28,437,000          $25,424,000

Income from operations              4,521,000            3,507,000

Pre-tax income                      4,568,000            3,481,000

Net income                          2,963,000            2,211,000

Basic earnings per share                $0.71                $0.52

Weighted average number of
 common shares-basic                4,195,470            4,282,993

Diluted earnings per share              $0.68                $0.49

Weighted average common and
 common equivalent shares-
 diluted                            4,352,133            4,482,627


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